Exhibit 99.1

Independent Auditors’ Report

The Sole Member
Eagle Ford Minerals, LLC:

We have audited the accompanying combined statements of revenues and direct operating expenses of oil and gas properties acquired by Carrizo Oil & Gas, Inc. (the Statements) for each of the years ended December 31, 2013 and 2012, and the nine months ended September 30, 2014, and the related notes to the Statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these Statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these Statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the Statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the Statements referred to above present fairly in all material respects, the revenues and direct operating expenses of oil and gas properties acquired by Carrizo Oil & Gas, Inc. for each of the years ended December 31, 2013 and 2012, and the nine months ended September 30, 2014, in accordance with U.S. generally accepted accounting principles.
Emphasis of Matter
As described in Note 1, the accompanying combined statements of revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the operations of the properties. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

Houston, Texas
December 15, 2014

COMBINED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
OF OIL AND GAS PROPERTIES ACQUIRED BY CARRIZO OIL & GAS, INC.
(In thousands)

	Nine Months Ended September 30,	Year Ended December 31,
	2014	2013	2012
Revenues	$45,431	$55,539	$51,802
Direct operating expenses	(7,870)	(7,194)	(3,974)
Revenues in excess of direct operating expenses	$37,561	$48,345	$47,828

The accompanying notes are an integral part of these combined statements.

NOTES TO COMBINED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
OF OIL AND GAS PROPERTIES ACQUIRED BY CARRIZO OIL & GAS, INC.

1.	BASIS OF PRESENTATION

On October 24, 2014, Carrizo Oil & Gas, Inc. (“Carrizo”) completed the acquisition of interests in oil and gas properties (the "Properties”) from Eagle Ford Minerals, LLC (“EFM”) primarily in LaSalle, Atascosa and McMullen Counties, Texas in the Eagle Ford Shale (the “Eagle Ford Shale Transaction”). The Eagle Ford Shale Transaction had an effective date of October 1, 2014, with an agreed upon purchase price of $250.0 million, subject to post-closing and working capital adjustments. Carrizo paid approximately $93.0 million at closing, which represented $100.0 million of the agreed upon purchase price less working capital adjustments of $7.0 million and is required to pay the remaining portion of the agreed upon purchase price of $150.0 million no later than February 16, 2015. Prior to the Eagle Ford Shale Transaction, Carrizo and EFM were joint working interest owners in the Properties, for which Carrizo acted as the operator and owned an approximate 75% working interest in all of such Properties. After giving effect to the Eagle Ford Shale Transaction, Carrizo holds an approximate 100% working interest in the Properties.

The accompanying combined statements include revenues from the sale of crude oil, natural gas liquids and natural gas production and direct operating expenses associated with the Properties for the periods prior to September 30, 2014. Revenues and direct operating expenses are presented on the accrual basis of accounting. For the periods presented, the Properties were not accounted for or operated as a separate division or entity by EFM, therefore, certain expenses such as depreciation, depletion and amortization, general and administrative, interest and income taxes were not allocated to the Properties. Accordingly, complete separate financial statements reflecting the financial position, results of operations and cash flows of the Properties prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) are not presented because the information necessary to prepare such statements is neither readily available nor practicable to obtain in these circumstances. Accordingly, the accompanying combined statements of revenues and direct operating expenses are presented in lieu of the GAAP financial statements required under Item 3-05 of Securities and Exchange Commission (“SEC”) Regulation S-X. As such, the accompanying combined statements are not intended to be a complete presentation of the revenues and expenses of the Properties and are not indicative of the results of the operation of the Properties going forward.

Revenue Recognition
Oil and gas revenues are recognized when production is sold to a purchaser at a fixed or determinable price, delivery has occurred, title has transferred and collectability is reasonably assured. Oil and gas revenues are recognized based on the sales method of accounting whereby revenues from the production of natural gas from properties are recognized for production sold to purchasers, regardless of whether the sales are proportionate to the ownership interest in the property. Sales volumes are not significantly different from the ownership interest share of production. Oil and gas revenues are reported net of royalties and the revenue interests of third parties.

Direct Operating Expenses
Direct operating expenses are recognized when incurred and include (a) lease operating expenses which consist of chemical treating, repairs and maintenance, equipment rental, saltwater disposal and other direct operating expenses (b) production taxes and (c) ad valorem taxes.

Use of Estimates
The preparation of these combined statements requires management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses during the reporting period. Estimated amounts will differ from actual results.

Subsequent Events
Management evaluated subsequent events through December 15, 2014, which was the date the financial statements were issued.

2.	COMMITMENTS AND CONTINGENCIES

Pursuant to the terms of the purchase and sale agreement between Carrizo and EFM, certain liabilities arising in connection with ownership of the Properties prior to the effective date are retained by EFM. Management is not aware of any legal, environmental or other commitments or contingencies that would have a material effect on the combined statements of revenues and direct operating expenses.

3.	SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

The following tables summarize the net ownership interest in the proved oil and gas reserves, the standardized measure and changes in the standardized measure of discounted future net cash flows of the Properties and are based on estimates of proved reserves derived from the reserve reports prepared by independent third-party reserve engineers as of December 31, 2013, December 31, 2012 and September 30, 2014. The standardized measure and changes in the standardized measure presented here exclude income taxes as the tax basis of the Properties is not applicable on a going forward basis. The proved oil and gas reserve estimates and other components of the standardized measure were determined in accordance with the authoritative guidance of the Financial Accounting Standards Board and the SEC.

Proved Oil and Gas Reserve Quantities

Proved reserves are generally those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible in future years from known reservoirs under existing economic conditions, operating methods, and government regulations. Proved developed reserves include proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well. Proved undeveloped reserves are generally proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. The net proved oil and gas reserves and changes in net proved oil and gas reserves attributable to the Properties, all of which are located in the state of Texas, are summarized below:

	Crude Oil	Natural Gas Liquids	Natural Gas	Total
	(MBbls)	(MBbls)	(MMcf)	(MBoe)
Proved reserves:
January 1, 2012	3,381	295	2,361	4,070
Extensions and discoveries	3,206	301	2,526	3,927
Revisions of previous estimates	716	78	812	929
Production	(489)	(18)	(194)	(539)
December 31, 2012	6,814	656	5,505	8,387
Extensions and discoveries	4,242	442	2,869	5,163
Revisions of previous estimates	165	52	(946)	59
Production	(528)	(45)	(249)	(613)
December 31, 2013	10,693	1,105	7,179	12,996
Extensions and discoveries	2,498	291	1,890	3,104
Revisions of previous estimates	84	(18)	(160)	39
Production	(448)	(37)	(201)	(520)
September 30, 2014	12,827	1,341	8,708	15,619

Proved developed reserves:
December 31, 2012	2,275	179	1,501	2,704
December 31, 2013	2,115	216	1,405	2,566
September 30, 2014	3,495	363	2,355	4,250

Proved undeveloped reserves:
December 31, 2012	4,539	477	4,004	5,683
December 31, 2013	8,578	889	5,774	10,430
September 30, 2014	9,332	978	6,353	11,369

Standardized Measure

The standardized measure of discounted future net cash flows excluding income taxes related to the proved oil and gas reserves of the Properties is as follows:

	Nine Months Ended September 30,	Year Ended December 31,
	2014	2013	2012
	(In thousands)
Future cash inflows	$1,319,592	$1,119,625	$725,521
Future production costs	(334,176)	(263,524)	(124,567)
Future development costs	(243,410)	(222,587)	(94,684)
Future net cash flows	742,006	633,514	506,270
Less 10% annual discount to reflect timing of cash flows	(386,750)	(340,326)	(246,245)
Standard measure of discounted future net cash flows	$355,256	$293,188	$260,025

Reserve estimates and future cash flows are based on the average realized prices for sales of oil and gas on the first calendar day of each month during the year. The average realized prices used for 2014, 2013 and 2012 were $97.15, $100.26, and $102.08 per barrel, respectively, for crude oil, $26.87, $25.51, and $32.20 per barrel, respectively, for natural gas liquids, and $4.30, $2.69, and $1.60 per Mcf, respectively, for natural gas.

Future operating expenses and development costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the period, based on period end costs and assuming continuation of existing economic conditions. As mentioned above, the standardized measure presented here excludes the effects of income taxes as the tax basis for the Properties is not applicable on a going forward basis. A discount factor of 10% was used to reflect the timing of future net cash flows. The standardized measure of discounted future net cash flows is not intended to represent the replacement cost or fair value of the Properties. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in oil and gas reserve estimates.

Changes in Standardized Measure

Changes in the standardized measure of discounted future net cash flows excluding income taxes related to the proved oil and gas reserves of the Properties are as follows:

	Nine Months Ended September 30,	Year Ended December 31,
	2014	2013	2012
	(In thousands)

Standardized measure — beginning of period	$293,188	$260,025	$168,370
Revisions to reserves proved in prior periods:
Net change in sales prices and production costs related to future production	(18,940)	(37,290)	19,644
Net change in estimated future development costs	8,705	(14,660)	(25,129)
Net change due to revisions in quantity estimates	889	1,328	28,804
Accretion of discount	21,989	26,002	16,837
Changes in production rates (timing) and other	(8,292)	(5,769)	(21,687)
Total revisions	4,351	(30,389)	18,469
Net change due to extensions and discoveries, net of estimated future development and production costs	59,869	107,847	114,776
Sales of oil and gas produced, net of production costs	(37,561)	(48,345)	(47,828)
Previously estimated development costs incurred	35,409	4,050	6,238
Net change in standardized measure of discounted future net cash flows	62,068	33,163	91,655
Standardized measure — end of period	$355,256	$293,188	$260,025